NOTE: Confidential treatment has been requested for certain portions of this document. Material that has been omitted from this document as filed on EDGAR is marked as follows [**].

EXHIBIT 10.37
WIRELESS DISTRIBUTION AGREEMENT

This Wireless Distribution Agreement (the “Agreement”) is made as of November 1, 2004 (the “Effective Date”), by and between Playboy.com, Inc., a Delaware corporation with offices at 730 Fifth Avenue, New York, New York 10019, U.S.A. (“Playboy.com”), and Dwango North America Corp., a Nevada corporation with principal offices at 200 West Mercer Street, Suite 501, Seattle, Washington 98119 (“Dwango”).

WHEREAS, Playboy.com desires to grant to Dwango, and Dwango desires to accept, certain rights to distribute the Distributed Content to Mobile Devices in the Territory on permitted Networks (each as defined below) in accordance with the following terms and conditions;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1  DEFINITIONS.

1.1     “Content Enablers ” shall mean entities that translate, encode, localize, aggregate and/or otherwise enable the Distributed Content to be distributed on the Mobile Entertainment Service (as defined below) by the Telecoms under a sublicense agreement with Dwango pursuant to Section 2.3 below.

1.2     “Distributed Content” shall mean (a) Dwango Created Content (if text content, in the English language or other languages at Playboy.com’s discretion), (b) Dwango Acquired Material (as defined below), and (c) Playboy Content, in each case as branded with the Playboy.com Properties and distributed by Dwango in accordance with the terms and conditions of this Agreement. All Distributed Content shall be subject to Playboy.com’s advance written approval. “Distributed Content” does not and will not include: (i) so-called “mobile commerce,” the sale of products or services associated with the Playboy.com Properties, or otherwise; (ii) minimally interactive streams of video content, whether via television broadcast signal or otherwise, or other video programming ninety (90) minutes or longer in a format similar to a television channel’s programming; or (iii) wager-based gaming activities (e.g. gambling or betting).

1.3     “Dwango Acquired Material” shall mean Games, ring tones, audio clips, and other content that has been specifically licensed, commissioned, or otherwise obtained by Dwango for use as Distributed Content under the Agreement through an acquisition of rights from a third party, all of which shall be subject to Playboy.com’s approval prior to its inclusion within the Distributed Content. For purposes of clarification, Dwango Acquired Content shall not include any Playboy Content or the Playboy.com Properties.

1.4     “Dwango Created Content” shall mean Games, ring tones, audio clips, and other content that has been created by Dwango for use as Distributed Content under the Agreement, all of which shall be subject to Playboy.com’s approval prior to its inclusion within the Distributed Content.

1.5     “Games” shall mean for-fun (i.e., not involving gambling or betting of any type) interactive games enabled for use on Mobile Devices that have either been created by or for Dwango or licensed by Dwango from a third party, including any modifications, additions, enhancements and upgrades thereto.

1.6     “Mobile Device” means a mobile, wireless device existing as of the Effective Date or developed thereafter during the Term that (i) is intended to be mobile and not used at a fixed location and (ii) is primarily intended to receive voice, and/or data.. The definition of “Mobile Device” includes devices commonly referred to as “cell phones,” “mobile phones” or “PDAs” used as mobile phones on Networks and, for the avoidance of doubt, excludes all computers (e.g., laptops and desktops), non-mobile television devices and other devices that function as receivers or set-top box for a fixed display device or fixed monitor. Final determination of acceptable Mobile Devices will be at Playboy.com’s reasonable discretion.

1.7     “Mobile Entertainment Service” means Dwango’s technology platform that permits Subscribers to browse, sample, download, play, use and purchase Games, ring tones and other content and services that have been distributed via Networks to Mobile Devices pursuant to this Agreement. The Mobile Entertainment Service shall include any modifications, additions, enhancements and upgrades to the Mobile Entertainment Service, but shall in no event include any Playboy Content or Playboy.com Properties. As between Playboy.com and Dwango, title to and all ownership rights of, in and to the Mobile Entertainment Service, and any intellectual property rights therein, are and will remain the property of Dwango during and after the Term, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.8     “Networks” shall mean SMS, EMS, MMS, WAP, GSM, TDMA, CDMA, PDC, GPRS, UMTS or other applicable wireless messaging (including without limitation smart messaging) or wireless network standards primarily intended to transmit voice and data to Mobile Devices by Telecoms. “Networks” shall specifically exclude wireless technologies that transmit over networks primarily used for other purposes or formats, including, but not limited to, wireless fidelity (wi-fi) Internet via local area networks (e.g., IEEE specification 802.11a/b/g), digital television programming, direct satellite transmission, infra-red technologies, server message block (SMB) and Bluetooth technologies. Final determination of acceptable Networks will be at Playboy.com’s reasonable discretion.

1.9     “Playboy Content” shall mean content, in any medium and whether or not Playboy-branded, that is (a) licensed and delivered to Dwango by Playboy.com pursuant to this Agreement, and (b) that Playboy.com’s rights and permissions department has granted Dwango express prior written authorization to distribute hereunder as Distributed Content. Playboy Content may include, without limitation, (i) video, audio-visual, and audio works, (ii) photographs and still images, and (iii) textual works, in each case similar in style and content to that displayed from time to time at http://www.playboy.com. For purposes of this Agreement, Playboy Content shall include any content created by or for Dwango from Playboy Content, such that the resulting work constitutes a derivative work of any Playboy Content, other than solely as a result of its branding with Playboy.com Properties. This shall include, without limitation, any encoded, translated, dubbed or subtitled versions of Playboy Content.

1.10     “Playboy.com Properties” shall mean the copyrights, trademarks, trade names, service marks and/or logos owned or used by Playboy.com and identified on Exhibit A hereto.

1.11     “Subscribers” shall mean individual customers of Dwango or a Dwango sublicensee who (a) are at least (18) years old or the minimum age necessary under law to view applicable Playboy Content, (b) reside in the Territory, (c) pay an applicable access, subscription or download fee specifically to receive the Distributed Content on their Mobile Devices, and (d) complete a registration process that includes, without limitation, acceptance of the applicable terms of use and Privacy Policy pursuant to Section 3.5 below.

1.12     “Telecoms” shall mean, for purposes of this Agreement, any entity that, in its ordinary and primary course of business, utilizes the Networks to carry the Distributed Content via Mobile Devices to Subscribers, it being understood that any and all Telecoms through which Dwango proposes to distribute and/or promote the Distributed Content will be subject to Playboy.com's advance written approval.

1.13     “Territory” shall mean Canada and the United States of America.

2          LICENSE GRANTS.

2.1  Playboy Content. Subject to the terms and conditions set forth herein, Playboy.com hereby grants Dwango, and Dwango hereby accepts, a non-exclusive (subject to Section 2.4 below), non-sublicensable (except as provided in Section 2.3 below), non-transferable, non-assignable, revocable, limited right and license to distribute the Playboy Content via the Networks to Telecoms and Subscribers solely in the Territory and during the Term. For the avoidance of doubt, Dwango shall have no right or license to distribute any Playboy Content without Playboy.com’s express prior written authorization.

2.2      Playboy.com Properties. Subject to the terms and conditions set forth herein, Playboy.com hereby grants Dwango, and Dwango hereby accepts, a non-exclusive (subject to Section 2.4 below), non-sublicensable (except as provided in Section 2.3 below), non-transferable, non-assignable right and license to use and reproduce the Playboy.com Properties during the Term solely for the purpose of promoting and distributing Distributed Content via the Networks to Telecoms and Subscribers in the Territory; including, but not limited to, attaching and incorporating the Playboy.com Properties to and into the Distributed Content.

2.3     Sublicenses. Subject to the terms and conditions set forth herein, Dwango may grant a non-exclusive, non-transferable, non-assignable limited right and license to Telecoms to promote, offer and distribute the Distributed Content to Subscribers via Networks to Mobile Devices in the Territory; provided however, that Dwango may only sublicense Distributed Content to such Telecoms as are approved in advance and in writing by Playboy.com. Dwango shall ensure that each such sublicense (i) be in a valid and binding writing; and (ii) be in accordance with this Agreement’s terms and conditions. Furthermore, Dwango shall use commercially reasonable efforts to ensure that each such sublicense provide that Playboy.com is named as a third party beneficiary of such agreement. Upon request from Playboy.com, Dwango shall verify to Playboy.com’s satisfaction that any agreement entered into between Dwango and any sublicensee meets the requirements set forth herein, shall provide copies of any such agreements and shall either make any revisions Playboy.com reasonably requests or no longer sublicense Playboy Content or Playboy.com Properties pursuant to such Agreement. Dwango shall be primarily responsible to Playboy.com for all actions and omissions of its sublicensees as if such actions and omissions were those of Dwango.

2.4     Limited Exclusivity.

2.4.1     Notwithstanding the non-exclusive nature of the license granted herein, the parties hereby agree that, during the Term, with the exception of Games (as defined above), Playboy.com shall not license to any third party the right to distribute the Playboy-branded photographs, still images, or purely textual works that are included in the Playboy Content directly through any Telecom in the Territory.

2.4.2     For the avoidance of doubt, the license granted to Dwango in Section 2.1 shall be non-exclusive in regards to all carrier-independent distribution (e.g., websites, content aggregator websites, Playboy.com’s websites and any third party distribution channel not linked to Telecoms).

2.4.3     Notwithstanding anything to the contrary herein, the restriction set forth in Section 2.4.1 above shall not apply to (a) incidental utilization (e.g., as decorative or promotional presentations of small amounts of pictorial or audiovisual content and associated captions) of the applicable items of Playboy Content but not including any utilization on a wireless network or (b) use of Playboy.com Properties and/or Playboy Content in connection with: (i) advertisements for Playboy Magazine or other Playboy products and services; (ii) sales and promotional activities for Playboy-branded goods and services; (iii) sales and promotional activities for goods and services related to mobile commerce by Playboy or its licensees; (iv) promotional services operated by or under license from Playboy TV International, LLC; and/or (v) Playboy-branded services devoted to online or wireless wagering and/or betting. Furthermore, Playboy.com shall not be restricted in offering and/or entering into agreements with third parties for the provision of Internet websites and non-wireless applications in the Territory or the distribution to Mobile Devices (via Networks or otherwise) of television signals or television-like content, nor shall Playboy.com be restricted in pursuing any activities other than those to which the covenants in Section 2.4.1 applies.

3  DISTRIBUTED CONTENT.

3.1  Distributed Content. The parties agree that Playboy.com will deliver Playboy Content to Dwango in a mutually agreed upon digital format and in accordance with a schedule to be mutually agreed upon by the parties. Subject to Playboy.com’s approval rights in Section 14 below and the restrictions in Section 3.2 below, during the Term Dwango shall develop and distribute the Distributed Content to Telecoms and/or Subscribers in the Territory via permitted Networks as contemplated in this Agreement. Dwango shall be solely responsible for making Distributed Content available and for designing, uploading, maintaining, and updating the same, and will ensure that the same is refreshed at least every thirty (30) days. Dwango shall ensure that Distributed Content is accessible only in the Territory and for authorized purposes by using commercially reasonable measures acceptable to Playboy.com, including the use of digital rights management systems approved by Playboy and, where applicable, blocking all unauthorized Internet protocol addresses. Dwango shall also be solely responsible for operating and hosting the service described herein, as well as for customer service, transactions and billing; provided that such services may be subcontracted to either by (i) Telecoms in their sole discretion or (ii) Dwango to third parties approved by Playboy.com in advance and in writing, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Dwango shall be solely responsible for all costs and expenses and for compliance with applicable laws, rules and regulations and with all rights of third parties (including, without limitation, obtaining any necessary rights clearances for specific Distributed Content) in connection with any use of the Distributed Content. In the event that any incremental royalties or other costs must be paid (i) to any third party (including, without limitation, to Playboy.com or its affiliates) to obtain rights to use or distribute any Distributed Content or because of such use or (ii) to make such content technically available to Dwango. Dwango shall be solely responsible for payment of such incremental royalties or costs.

3.2  Compliance with Guidelines. Playboy.com shall have final editorial approval over all Distributed Content. Dwango shall at all times comply (and shall cause its sublicensees at all times to comply) with the provisions and limitations set forth in the Guidelines attached hereto as Exhibit B, as the same may be amended by Playboy.com from time to time upon no less than five (5) business days prior notice to Dwango (the “Guidelines”). Regardless, Dwango shall not (i) supply to Playboy.com, (ii) include as Distributed Content, or (iii) use in connection with the Playboy.com Properties or Playboy Content, any content which contains models or performers who were less than eighteen (18) years old (or, if older, such other age of majority under applicable law) at the time such content was first fixed in tangible form. Any and all advertising appearing in connection with any service featuring Distributed Content shall be subject to Playboy.com’s prior written approval. To the extent there is any conflict between this Agreement and the Guidelines, the terms of this Agreement shall control.

3.3  Consultation Regarding Censorship. Dwango shall forward promptly to Playboy.com any information received by it regarding censorship by governmental agencies, Telecoms, Content Enablers, or otherwise in connection with the Distributed Content. Dwango shall at all times consult fully with Playboy.com and act in accordance with the reasonable determinations of Playboy.com in response to instances of censorship.

3.4  Minimum Service Levels. Dwango shall, and shall require that its sublicensees shall, take all reasonable measures to ensure availability to Subscribers of the Distributed Content at least ninety-nine and one half percent (99.5%) of the time per month as averaged over any one (1) month period.

3.5  Terms of Use and Privacy Policy. Dwango shall (and will require that Telecoms shall) use its best commercial efforts to ensure that each Subscriber is at least eighteen (18) years of age (or, if older, such other age as is applicable in the Territory according to its laws regarding the viewing of Distributed Content) and shall post or otherwise obtain from each Subscriber a binding terms of use agreement acceptable to Playboy.com which at a minimum (i) forbids the unauthorized use of the Distributed Content, (ii) identifies the required legal age of such Subscriber, and confirms that the Subscriber is resident within the Territory. In addition, Dwango shall (and will use its best commercial efforts to ensure that Telecoms shall) implement a privacy policy (“Privacy Policy”) applicable to Subscribers that is no less protective of user privacy than is required under the laws, rules, requirements and directives of each applicable country within the Territory. Dwango shall not, and shall require that Telecoms do not, take any action in contravention of such Privacy Policy or of any applicable law, rule, requirement or directive. If Dwango and/or a Telecom violate the Privacy Policy or any applicable law, rule, requirement or directive, in addition to any remedies provided herein, Playboy or Dwango may require such entity to immediately cease providing Distributed Content. Both the terms of use and Privacy Policy shall be prominently displayed and will require an affirmative indication of consent to their terms by each Subscriber or other user (e.g., by requiring a click of an “I Agree” button). Playboy.com shall have the right to review the terms of use and Privacy Policy, to require reasonable changes thereto (subject to applicable laws), and to request certification from Dwango that it is complying with this paragraph. All such requests shall be promptly met.

3.6  User Data. To the extent possible directly and/or through its agreements with Telecoms, Dwango will collect, store and manage information regarding Subscribers and use of the Distributed Content, including without limitation, names and e-mail addresses (“User Data”). As between the parties, Dwango shall own and have rights to the User Data; provided, however, that to the extent permitted under applicable laws, regulations, any applicable Privacy Policy and any written agreements existing as of the Effective Date, and to the extent the Subscriber given his or her consent, Dwango shall provide User Data to Playboy.com on request, and Playboy.com shall have the right to market to such Subscribers. During and following the Term: (i) Dwango shall use User Data only in the distribution and promotion of the Distributed Content and (ii) Playboy.com may use such data free of charge.

4  PLAYBOY.COM PROPERTIES.

4.1  Rights in Playboy.com Properties; Usage. Dwango recognizes and acknowledges that the Playboy.com Properties are internationally well-known by the general public and are associated in the public mind with Playboy.com’s affiliate, Playboy Enterprises International, Inc. (“PEII”), and are marks in which PEII has acquired considerable and valuable goodwill. Dwango acknowledges that Playboy.com and PEII have an interest in maintaining the worldwide goodwill, recognition and standards of the Playboy.com Properties and the Playboy Content. Consequently, Playboy.com shall have the right to require Dwango and its sublicensees to make any changes and/or corrections with regard to the Playboy.com Properties and/or the Distributed Content as Playboy.com may reasonably deem necessary to maintain the quality standards and the goodwill associated with the Playboy.com Properties. Dwango agrees, and shall use its best commercial efforts to require its sublicensees to agree, to make and incorporate such changes or corrections promptly upon notice from Playboy.com and at Dwango’s sole cost and expense. Such changes and corrections shall be made promptly after a written request identifying the requested change and/or correction is delivered to Dwango form Playboy.com. Playboy.com acknowledges that the Distributed Content and the use of the Playboy.com Properties on the Networks may differ to some extent from paper-printed Playboy Content and Playboy.com Properties. Therefore, when assessing the quality and the reasonableness of changes and/or corrections required by Playboy.com of the Distributed Content and the Playboy.com Properties hereunder, the creation and use of the Distributed Content and Playboy.com Properties shall be compared with other digital content created or used by Dwango or other content providers operating in the same industry with Dwango.

4.2  Goodwill. Dwango and its sublicensees will not obtain any right, title or interest in the Playboy.com Properties or the Playboy Content by virtue of their use of the Playboy.com Properties or Playboy Content under this Agreement and any additional goodwill associated with the Playboy.com Properties that is created through use of the Playboy.com Properties shall inure solely to the benefit of PEII.

4.3  Variations. During and after the Term, Dwango and its sublicensees will not apply for or use any Playboy.com Properties or service marks that include or are confusingly similar to any of the Playboy.com Properties or any other similar marks or variations thereto.

4.4  Notices. Dwango must (and must cause its sublicensees to) display on the Distributed Content such trademark and copyright notices as requested by Playboy.com and/or as required by applicable law. Except as expressly approved in writing by Playboy.com and as contemplated by the last two sentences of Section 4.1 of this Agreement, the Playboy.com Properties and any notices may not be changed, manipulated or modified in appearance.

5  INTELLECTUAL PROPERTY RIGHTS.

5.1  Ownership. Each party hereby reserves for itself all rights not specifically granted to the other party in this Agreement.

5.1.1  Ownership by Playboy.com. As between the parties, Playboy.com shall own all right, title and interest in and to the Playboy Content, the Playboy.com Properties and the Dwango Created Content. Nothing contained in this Agreement shall be deemed to transfer or convey to Dwango or its sublicensees any ownership rights whatsoever in and to the Playboy Content, the Playboy.com Properties or the Dwango Created Content. To the extent that Dwango is deemed to obtain any interest or ownership rights in the Playboy.com Properties or the Playboy Content, Dwango hereby assigns, transfers and conveys to Playboy.com, to the maximum extent permitted by applicable law, all of Dwango’s right, title and interest therein used or created by Dwango under or in connection with this Agreement so that Playboy.com will be the sole owner of all rights therein. Dwango shall require the same assignments from its sublicensees and further agrees to cooperate with Playboy.com during and after the Term to effect and perfect all assignments.

5.1.2  Ownership by Dwango. As between the parties, Dwango shall own all right, title and interest in and to all content, products, services, specifications, documentation, software and other materials in the Mobile Entertainment Service and any improvements and modifications thereto, including all intellectual property rights therein, but specifically excluding the Playboy Content, the Playboy.com Properties and Dwango Created Content. Nothing contained in this Agreement shall be deemed to transfer or convey to Playboy.com any ownership rights whatsoever in and to the Dwango Acquired Material and the Mobile Entertainment Service. To the extent that Playboy.com is deemed to obtain any interest or ownership rights in the Mobile Entertainment Service, Playboy hereby assigns, transfers and conveys to Dwango, to the maximum extent permitted by applicable law, all of Playboy.com’s right, title and interest therein used by Playboy.com under or in connection with this Agreement so that Dwango will be the sole owner of all rights therein.

5.2  Acquired and Created Material; Enforcement.

5.2.1  With respect to all Dwango Acquired Material, Dwango will acquire, at its sole cost and expense, all necessary licenses and/or assignments necessary to carry out the distribution of the Distributed Content in accordance with the terms and conditions of this Agreement. Each such license and/or assignment shall be subject to Playboy.com’s prior approval. All right, title, and interest in and to all Dwango Created Content shall automatically and immediately transfer to Playboy.com upon its creation by Dwango.

5.2.2  By Playboy.com. If Dwango becomes aware of any alleged or actual infringement of Playboy Content, Playboy.com Properties or Dwango Created Content or any violation of the terms of a sublicense granted pursuant to this Agreement, it shall promptly notify Playboy.com. In the event of such actual or alleged infringement, Playboy.com and/or its affiliates shall have the right (but not the obligation) to bring one or more actions, at its sole expense, against the infringer in its own name or in the name of Dwango or, in its discretion, may join Dwango as a party thereto. Dwango shall not, under any circumstance, take any action on account of any such infringements without first obtaining the written consent of Playboy.com. Dwango shall cooperate in any action brought by another pursuant to this paragraph; and to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, and the like.

5.2.3  By Dwango. If Playboy.com becomes aware of any alleged or actual infringement of the Dwango Acquired Material or the Mobile Entertainment Service, it shall promptly notify Dwango. In the event of such infringement, Dwango and/or its affiliates shall have the right (but not the obligation) to bring one or more actions, at its sole expense, against the infringer. If neither Dwango nor such an affiliate pursues such an action, then, upon obtaining Dwango’s written consent, Playboy.com may bring such an action or actions at its sole expense for any infringement of its rights to use the Mobile Entertainment Service or the Dwango Acquired Material as set forth above. Each of the parties shall keep the other informed of any action it brings pursuant to this paragraph, cooperate in any action brought by another pursuant to this paragraph; and to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, and the like.

6  MARKETING.

6.1  Generally. Dwango shall use its best commercial efforts to actively advertise, promote and encourage the distribution of the Distributed Content to Telecoms and Subscribers in the Territory via all channels reasonably available (e.g., carrier-independent websites, WAP portals, retail and offline channels). Dwango and its sublicensees may produce marketing material that is based on the Distributed Content and use such material solely for marketing purposes. All promotional and marketing material shall comply with the Guidelines and must be approved by Playboy.com prior to its use and/or distribution. Once Playboy.com has approved a particular use of certain promotion and marketing material, the approval will remain in effect for such use until the earlier of (i) the time such approval is withdrawn with reasonable prior written notice or (ii) the expiration of this Agreement. Additionally, Dwango shall (and shall ensure that its sublicensees shall) cooperate with the publisher(s) of the local edition of Playboy Magazine in the Territory and other licensees of Playboy.com, PEII or their affiliates in applying their best efforts to leverage cross-media synergies in exploiting their rights and maximizing revenue.

6.2  Marketing Plan. Prior to Dwango’s initial distribution of any Distributed Content and then again within thirty (30) days following the end of each three (3) month quarterly period thereafter, Dwango shall provide Playboy.com with a quarterly report detailing Dwango’s plans for marketing the Distributed Content and promoting ancillary Playboy businesses (e.g., the local Internet website, television service and edition of Playboy Magazine, if applicable) through Telecoms over Networks during the upcoming quarter and offering a forecast for its related expenditures, new subscriptions and other information the parties may determine to be relevant (the “Marketing Plan”). The Marketing Plan shall be subject to Playboy.com’s prior approval. If Playboy.com determines in its reasonable discretion that any Marketing Plan is unduly delayed or is otherwise unsatisfactory, then it shall give notice thereof to Dwango and, if the Marketing Plan is unsatisfactory, explain in reasonable detail its objections to the Marketing Plan. Dwango shall modify the Marketing Plan based upon the objections of Playboy.com, and deliver the modified Marketing Plan to Playboy.com within fifteen (15) business days of such notice. If Playboy.com remains reasonably unsatisfied with the Marketing Plan, it may require Dwango’s distribution of the Distributed Content to be suspended until reasonably satisfied with the revised Marketing Plan. Notwithstanding the foregoing, Playboy.com’s disagreements with the revenue projections contained in a Marketing Plan shall not be grounds for rejecting such Marketing Plan.

6.3  Marketing Commitment. Dwango shall spend the equivalent of at least One Hundred Thousand U.S. Dollars ($100,000) each and every contractual year during the Term to market and promote the Distributed Content throughout the Territory. For the avoidance of doubt, (a) only costs incurred from marketing efforts obtained through third parties that are not owned by Dwango or its affiliates shall count towards this commitment, and (b) the value of any barter arrangements shall not count towards the commitment. All expenses actually incurred will be reflected in the following quarter’s Marketing Plan and will be accompanied by documentation verifying the expenditure. Playboy.com shall use its commercially reasonable efforts to make its own marketing channels and those of its affiliates available to Dwango at “house rates” for the promotion of Distributed Content.

7  PAYMENTS.

7.1  Customer Charges. Playboy.com and Dwango shall mutually agree upon the price for access to and/or pay-per-view downloads of Distributed Content. Dwango will work with Telecoms to charge Subscribers directly through their telephone or telecommunication bills where possible. If such direct billing isn’t possible, then Dwango shall, and will use best commercial efforts to ensure that its sublicensees shall, include credit card billing capability at it or their sole expense and shall accept MasterCard and Visa credit cards and any other credit cards or payment methods commonly used in the Territory. In no event shall Dwango make (nor permit others to make) any Distributed Content, Playboy.com Properties, or Playboy Content, or any related content, service or application available to non-Subscribers nor to any other end-users free of charge, except on a limited basis in advertising or promotional material. Any barter, co-branding, promotional or similar marketing deals with third parties require Playboy.com’s advance written approval. Once approved, the approval will remain in effect for such use until the earlier of (i) the time such approval is withdrawn with reasonable prior written notice or (ii) the expiration of this Agreement.

7.2  Royalties. Dwango shall pay to Playboy.com the following “Royalties”:

7.2.1  A Royalty equal to [**] of Net Revenue (as defined below) recognized by Dwango in connection with the distribution or other exploitation of Distributed Content from Telecoms, Subscribers and advertisers

7.2.2  A Royalty in an amount to be separately agreed to by the parties on a case-by case basis that is recognized by Dwango in connection with the distribution or other exploitation of Distributed Content (a) from services for which Dwango provides only certain technical backend technology, but does not provide development, operation, maintenance or marketing or (b) by carrier-independent distribution outlets.

7.2.3  For purposes of this Agreement: “Net Revenue” shall mean all revenue collected, credited to, receivable or received by Dwango in connection with the distribution or other exploitation of Distributed Content (“Total Revenue”), minus documented amounts (according to industry standard) formusic publishing and performance rights actually paid out-of-pocket by Dwango to unaffiliated third-party content providers who provide content for ring tones as Distributed Contentand other Dwango Acquired Content and Dwango Acquired Content as mutually agreed upon by the parties; provided, however, the parties hereby agree to a cap of [**] for the maximum amount of such fees Dwango may deduct from Total Revenue to arrive at Net Revenue.

7.3  Minimum Guaranteed Royalty. Notwithstanding revenue actually earned by Dwango, it is understood and agreed that Dwango shall pay to Playboy.com an annual non-refundable minimum Royalty (the “Minimum Guaranteed Royalty”) under this Agreement as follows:

7.3.1  First Year. During the first year of the Term, Dwango shall pay to Playboy.com a Minimum Guaranteed Royalty equal to Two Hundred Fifty Thousand U.S. Dollars ($250,000), payable as follows: (i) One Hundred Twenty-Five Thousand Dollars ($125,000) payable on the Effective Date; and (ii) One Hundred Twenty-Five Thousand Dollars ($125,000) payable ninety (90) days thereafter.

7.3.2  Second Year. During the second year of the Term, Dwango shall pay to Playboy.com a Minimum Guaranteed Royalty equal to Two Hundred Fifty Thousand U.S. Dollars ($250,000), payable as follows: (i) One Hundred Thousand Dollars ($100,000) payable on the first anniversary of the Effective Date; (ii) One Hundred Thousand Dollars ($100,000) payable ninety (90) days thereafter; and (iii) Fifty Thousand Dollars ($50,000) payable ninety (90) days after that.

7.3.3  Third Year. During the third year of the Term, Dwango shall pay to Playboy.com a Minimum Guaranteed Royalty equal to Three Hundred Fifty Thousand U.S. Dollars ($350,000), payable as follows: (i) Two Hundred Thousand Dollars ($200,000) payable on the second anniversary of the Effective Date; and (ii) One Hundred Fifty Thousand Dollars ($150,000) payable one hundred eighty (180) days thereafter.

[**] REQUESTED FOR CONFIDENTIAL TREATMENT

7.4  Payment of Royalties; Reports. To the extent actual Royalties due (including, without limitation, the Royalties pursuant to Sections 7.1 and 7.2) exceed the Minimum Guaranteed Royalty payments (The Minimum Guaranteed Royalties shall be credited against and offset the Royalties accordingly), other Royalty payments and reports will be due monthly. Within forty-five (45) days following each month after the Effective Date, Dwango shall make an accounting of all gross revenue and Net Revenue accrued during each such month, shall accompany such accounting with a payment (pursuant to Section 7.7 below) to Playboy.com equal to the accrued Royalty for that month, if any, in excess of the Minimum Guaranteed Royalty previously paid for such period and shall provide Playboy.com with a report that includes at a minimum (i) the gross revenue and Net Revenue generated during such month, (ii) a detailed calculation of costs and expenses incurred in arriving at gross revenue and Net Revenue, together with documentation validating those costs and expenses, (iii) a detailed calculation of Royalties payable to Playboy.com, and (iv) Playboy.com’s aggregated Royalties earned and paid to date.

7.5  Costs and Expenses. Dwango shall encode and otherwise produce and prepare the Distributed Content at its sole cost and expense. Upon Playboy.com’s request, Dwango shall deliver to Playboy.com copies of the Distributed Content and the Playboy.com Properties as Dwango proposes to use such in connection with this Agreement as well as all associated advertising and promotional materials. Playboy.com shall be responsible for any costs associated with the delivery of such materials that it requests. Unless expressly stated otherwise in this Agreement, each party shall be responsible for any costs or expenses incurred by it in connection with its obligations under this Agreement, unless otherwise agreed to in writing signed by both parties.

7.6  Taxes. Dwango shall pay, without limitation any tax, levy, income royalty withholding tax or charge required by any statute, law, rule or regulation now in effect or hereafter enacted including, without limitation, sales, use, value-added, property, royalty and excise or other similar taxes, licenses, import permits, state, county, city or other taxes arising out of or relating to this Agreement. Notwithstanding the foregoing, if (a) the appropriate governmental entity imposes a withholding tax on any sums payable to Playboy.com by Dwango in connection with this Agreement and (b) such tax is paid by Dwango on Playboy.com’s behalf, then Dwango may deduct the amount of any such tax paid from the Royalties due to Playboy.com, provided that Dwango provides Playboy.com with an accounting of any and all such payments prior to such deduction. Notwithstanding the foregoing, Playboy.com is responsible for the payment of all income taxes due upon receipt of any payments made to it pursuant to this Agreement.

7.7  Method of Payment. All payments required to be made by Dwango hereunder shall be made by electronic transfer of immediately available funds in United States Dollars through a bank designated by Playboy.com. In determining the proper rate of exchange to be applied to the payments due hereunder, it is agreed that Dwango shall calculate Royalties on a monthly basis in local currency (with each such month considered to be a separate accounting period for the purpose of computing the Royalties) and that Dwango shall compute a conversion of each such monthly total into United States currency utilizing the selling rate of exchange in effect on the last day of each relevant calendar quarter as determined by the Bankers Trust Company of New York City, New York (U.S.A.).

7.8  Letter of Credit. No later than ten (10) days after the Effective Date, Dwango shall deliver to Playboy.com a Revolving Irrevocable Stand-By Letter of Credit (the “Letter of Credit”) for One-Hundred Twenty-Five Thousand U.S. Dollars (US $125,000) in favor of Playboy.com, issued by a bank approved in advance by Playboy.com, confirmed or advised through a U.S. bank designated by Playboy.com, and on terms and in the form and content as attached hereto as Exhibit C or as Playboy.com may otherwise instruct. Prior to issuing the Letter of Credit, Dwango and/or the issuing bank shall provide a draft thereof for review and approval to Ms. Patti Friedman at Playboy.com, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611, telephone (312) 373-2186, fax (312) 751-2818, email: pattif@playboy.com. Dwango shall ensure that such Letter of Credit shall remain in effect throughout the Term and for additional periods of one (1) year from the current or any future expiration date during the Term. Playboy.com will have the right, at any time, to draw upon such Letter of Credit if Dwango fails to make any payments when due as provided for under this Agreement. Conversely, Playboy.com may, in its own discretion, cause to be instituted a new Letter of Credit should Dwango fail to make any payment(s) as required herein. All costs and expenses associated with such Letter of Credit, including, but not limited to, opening, amending and drawing fees, will be borne by Dwango.

8  AUDIT. During the Term and for one (1) year thereafter Dwango shall maintain complete and accurate books and records relating to this Agreement. Playboy.com shall, at its own expense upon no less than ten (10) days notice to Dwango, have the right to cause independent auditors, designated by Playboy.com, to audit the records of Dwango for the purpose of verifying the accuracy of the amounts due to Playboy.com under this Agreement; provided that Dwango shall be obligated to pay such expenses if the auditor determines that Dwango prepared such reports incorrectly resulting in underpayment of the Royalties by more than five percent (5%) for the period being audited. Dwango shall immediately pay any such underpayments to Playboy.com.

9  TERM AND TERMINATION.

9.1  Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect for a period of three (3) years thereafter, unless terminated sooner in accordance herewith (the “Term”). Thereafter, the parties may renew this Agreement in writing on mutually agreeable terms. Any such renewal period shall be considered part of the Term.

9.2  Termination.

9.2.1    Either party shall have the right to terminate this Agreement in the event of a material breach of this Agreement by the other party that remains uncured for thirty (30) days following written notice of the breach by such party.

9.2.2    Playboy.com may, in its discretion, terminate this Agreement by giving at least thirty (30) days’ notice if Dwango’s Net Revenues at the end of the first full year since the initial commercial distribution of the Distributed Content are less than One Million Dollars ($1,000,000), or if Net Revenues during and attributable to the second full year since the initial commercial distribution of the Distributed Content (i.e., not aggregating the first year’s Net Revenue) are less than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

9.2.3    Either party may terminate this Agreement prior to the expiration of the Term in the event that the other party (i) files in any court or agency a petition in bankruptcy or insolvency, (ii) is served with an involuntary petition against it that is filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, (iii) makes an assignment for the benefit of creditors, or (iv) breaches any material representation, obligation or covenant contained herein, including the obligation to pay any advance due under this Agreement, unless such breach is cured no later than thirty (30) days from the date of receipt of notice of such breach, or if by the nature of the breach it is not able to be so cured, it is resolved to the non-breaching party’s satisfaction.

9.3  Effect of Expiration or Termination. Upon the expiration or termination of this Agreement: (i) Dwango shall immediately cease (and shall require that its sublicensees and all Content Enablers cease) distribution of the Distributed Content; (ii) Dwango shall immediately cease use of the Playboy.com Properties; (iii) all rights and licenses granted to Dwango under this Agreement shall immediately terminate; (iv) Dwango shall immediately notify all sublicenses of the termination of this Agreement; (v) Dwango shall promptly return to Playboy.com or destroy all files relating to the Playboy Content and Playboy.com Properties belonging to Playboy.com; and (vi) each party shall promptly return to the other party all Confidential Information belonging to such other party.

9.4  Survival. Upon the expiration or termination of this Agreement, the following provisions of this Agreement shall survive: 1, 3, 4, 5, 7, 8, 9, 10, 10 11, 12, 13, 14, 15, and 16.

10  REPRESENTATIONS AND WARRANTIES.

10.1  By Both Parties. Each party hereto represents and warrants that it is a corporation validly existing in good standing where incorporated, that it has the right and authority to enter into this Agreement and perform each of its duties and obligations hereunder, and that it has not entered into (and will not enter into during the Term) any contract, agreement or understanding with any individual or entity which would in any way restrict or prevent either party hereof from the performance of its duties and obligations under this Agreement.

10.2  By Dwango. Dwango represents and warrants that (a) all of the Dwango Created Content is content that Dwango owns or has obtained the necessary rights and permissions for assignment to Playboy.com and distribution to Subscribers in the Territory in accordance with this Agreement; (b) the Dwango Acquired Material is content that Dwango has obtained the necessary rights, permissions and license for the distribution to Subscribers in the Territory in accordance with this Agreement, (c) it will not distribute any Distributed Content outside the Territory or in a manner which violates any applicable laws or regulations, and (d) it will comply with all applicable laws, rules, regulations, directives and court rulings and all of its covenants and obligations hereunder including, without limitation, the distribution of the Distributed Content.

10.3  By Playboy.com. Playboy.com represents and warrants that it has full power and authority, including the necessary intellectual property rights in and to the Playboy Content and Playboy.com Properties, to grant the licenses to Dwango hereunder.

10.4  Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 10, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. PLAYBOY.COM DISCLAIMS ALL IMPLIED WARRANTIES. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11  INDEMNIFICATION.

11.1  By Dwango. Dwango will indemnify, defend and hold Playboy.com, its parent, shareholders, subsidiaries and affiliates and the directors, officers, shareholders, employees and agents of each harmless against any claims, suits, losses, liabilities, injuries or damages (including, without limitation, reasonable attorneys’ fees and litigation expenses) arising out of or in connection with (i) any use by Dwango or its sublicensees of the Dwango Created Content or the Dwango Acquired Material; (ii) any use by Dwango or its sublicensees of the Playboy.com Properties or Playboy Content in any way inconsistent with this Agreement; (iii) any claims brought by Subscribers, Content Enablers, Telecoms or others; (iv) any alleged action or failure to act whatsoever in regard to Dwango’s performance of its obligations and duties under this Agreement; (v) any alleged non-conformity to or non-compliance with any law pertaining to the Distributed Content ; (vi) any claim by a third party charging or alleging that the intellectual property rights of Dwango infringe the patent, copyright, trademark or other intellectual property rights of such third party; or (vii) any breach by Dwango of any of its representations, warranties and obligations hereunder.

11.2  By Playboy.com. Playboy.com will indemnify, defend and hold Dwango, its shareholders, subsidiaries and affiliates and the directors, officers, shareholders, employees and agents of each harmless against any claims, suits, losses, liabilities, injuries or damages (including, without limitation, reasonable attorneys’ fees and litigation expenses) arising out of or in connection with (i) the authorized use by Dwango of the Playboy.com Properties or the Playboy Content in connection with Distributed Content in compliance with this Agreement, (ii) any alleged action or failure to act whatsoever in regard to Playboy.com’s performance of its obligations and duties under this Agreement; (iii) any claim by a third party charging or alleging that the intellectual property rights of Playboy.com infringe the patent, copyright, trademark or other intellectual property rights of such third party; or (vii) any breach by Playboy.com of any of its representations, warranties and obligations hereunder.

11.3  Procedure. If a claim is made against an indemnified party, such party will promptly notify the indemnifying party of such claim. Failure to so notify the indemnifying party will not relieve the indemnifying party of any liability which the indemnifying party might have, except to the extent that such failure materially prejudices the indemnifying party’s legal rights. The indemnified party shall cooperate with the indemnifying party in the defense and/or settlement of the claims; provided however, the indemnifying party shall have an opportunity to assume control of the defense of such claim. The indemnified party may participate in the defense of the claim at their own cost. Notwithstanding anything contained herein, the indemnified party shall not enter into any settlement or compromise that provides for any remedy of the claim without the prior written approval of the indemnifying party, which approval will not be unreasonably withheld.

12  CONFIDENTIALITY.

12.1  Confidential Information. The parties acknowledge that, in the course of performing their duties under this Agreement, each party (the “Receiving Party”) may obtain Confidential Information from the other party (the “Disclosing Party”). For purposes of this Agreement, “Confidential Information” means any business, financial, technical or other information provided by the Disclosing Party to the Receiving Party that is identified as, or should reasonably be understood to be (given its content or the circumstance of its disclosure), proprietary to the Disclosing Party. Confidential Information does not include information that the Receiving Party can document: (i) is in or enters the public domain without breach of this Agreement, (ii) the Receiving Party lawfully receives from a third party without restriction on disclosure, (iii) is approved for release by written authorization of the Disclosing Party, (iv) the Receiving Party knew prior to receiving such information from the Disclosing Party without reference to the Disclosing Party’s Confidential Information, or (v) is independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party.

12.2  Obligations. Each party agrees to use the Confidential Information of the other party solely to the extent necessary to fulfill its obligations or exercise its rights hereunder, and not for any other purpose. Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Notwithstanding the foregoing, each party may disclose Confidential Information (x) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, provided that the Receiving Party uses reasonable efforts to provide the Disclosing Party with prior notice of such obligation in order to permit the Disclosing Party a reasonable opportunity to take legal action to prevent or limit the scope of such disclosure. Promptly upon receipt by Receiving Party of a written request from the Disclosing Party for the return of Confidential Information, all Disclosing Party’s Confidential Information and all copies thereof in Receiving Party’s possession or control will be returned to Disclosing Party or destroyed by Receiving Party at Disclosing Party’s instruction.

13  LIMITED LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO, INCLUDING WITHOUT LIMITATION, LOST BUSINESS OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL PLAYBOY.COM’S LIABILITY ARISING UNDER THIS AGREEMENT EXCEED IN THE AGGREGATE THE TOTAL ROYALTIES PAID BY DWANGO TO PLAYBOY.COM HEREUNDER.

14  APPROVALS AND NOTICES.

14.1  Approval. Dwango will only create and distribute Distributed Content that does not jeopardize Playboy’s brand or reputation. In furtherance of this, each specific use by Dwango of the Playboy.com Properties must be either (i) specifically approved by Playboy.com in advance or (ii) in strict compliance with the then-current Guidelines and standards and practices of Playboy.com and its affiliates. Once Playboy.com has approved a particular use of a Playboy.com Trademark, the approval will remain in effect for such use until the earlier of (i) the time such approval is withdrawn with reasonable prior written notice or (ii) the expiration of this Agreement. If Playboy.com rejects the use of such requested Distributed Content or Playboy.com Trademark, it shall use reasonable efforts to provide an explanation to Dwango and propose methods to improve the rejected Distributed Content or Trademark so that it satisfies Playboy.com and the then-current Guidelines.

14.2  Written Consent Required. In this Agreement, where the consent or approval of either party is required of any action of the other party, such consent or approval shall only be effective if granted in writing by such party. Each party shall use reasonable efforts to review any requests for consent and grant or deny approval promptly following receipt of the request; provided, however, that if Playboy.com fails to respond to any approval request by Dwango, that request shall be deemed denied.

14.3  Notice. Each notice, request, approval, or consent (hereinafter referred to as a “Submission”) provided for in this Agreement shall be considered effective or received the earliest of: (i) receipt (as evidenced by recipient’s signature) when such Submission is sent by overnight courier or mailed by certified or registered mail with postage prepaid to the party hereto at the address set forth below; (ii) when such Submission is sent by facsimile addressed to such party at such address (or the following business day if sent outside normal business hours); or (iii) when such Submission is otherwise actually received by such party at the address indicated below:

To Playboy.com:	Playboy.com, Inc.
730 Fifth Avenue
New York, NY 10019
U.S.A.
Attn: President
Facsimile: (212) 957-2931

with a copy to:	Playboy Enterprises International, Inc.
680 North Lake Shore Drive
Chicago, IL 60611
U.S.A.
Attn: General Counsel
Facsimile: (312) 266-2042

To Dwango:	Dwango North America Corp.
200 West Mercer Street, Suite 501
Seattle, WA 98119
U.S.A.
Attn: Mr. Alexander U. Conrad
Facsimile: 206-256-1442

14.4  Change of Address. Each party hereto may give written notice to the other party of some other address or facsimile number to which Submissions shall be sent, in which event Submissions to such party shall subsequently be sent to such address or number.

14.5      Reservation of Rights. Anything in this Agreement to the contrary notwithstanding, Playboy.com reserves the right to revoke any notice given in accordance with this Section 14 of the right of Dwango to distribute the Distributed Content in the event that Playboy.com is notified of a suit or claim relating to the applicable Distributed Content of the Playboy.com Properties.

15         GOVERNING LAW AND JURISDICTION. This Agreement shall be construed in the English language and governed by the laws of the State of New York in the United States of America, applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to the choice or conflict of laws, rules or principles. The parties do not intend that any laws of or applicable to any countries within the Territory will give Dwango any rights broader than those expressly set forth in this Agreement. Any disputes arising out of or related to this Agreement shall be brought exclusively in and under the jurisdiction of the state and/or federal courts located in the City of New York, County of New York, and Dwango hereby submits to the personal jurisdiction thereof.

16  MISCELLANEOUS.

16.1  Non-Competition. Neither Dwango nor its affiliates shall own, operate (or license a third party to operate), sponsor or promote, directly or indirectly, any service offering adult-oriented erotic text or imagery to Mobile Devices via Networks, other than Distributed Content pursuant to this Agreement during the Term of this Agreement.

16.2  No Assignment. This Agreement and all rights and duties hereunder shall not be assigned, mortgaged, licensed, or otherwise transferred or encumbered by either party or by operation of law without the prior written consent of the other party, it being understood that no such consent shall be required should Playboy.com assign, mortgage, license, or otherwise transfer this Agreement to one of its affiliates. Any such purported transaction in contravention of this Section 16.2 shall be null and void ab initio. A change in corporate control shall be deemed an assignment for purposes of this Agreement.

16.3  Independent Contractors. The rights and powers herein granted to Dwango are those of rights and powers of Dwango only and this Agreement shall not, and is not intended to, create any other relationship nor make, constitute or appoint Dwango an agent or employee of Playboy.com. Dwango shall have no power to obligate or bind Playboy.com in any manner whatsoever.

16.4  Severability. Each provision of this Agreement shall be severable. If, for any reason, any provision herein is finally determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind the parties hereto. Each invalid provision shall be curtailed only to the extent necessary to bring it within the requirements of such law or regulation.

16.5  Entire Agreement; No Waiver; Not Third Party Beneficiary. This Agreement, along with all attachments hereto, represents the entire understanding of the parties hereto. None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by the parties. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement. No custom or practice of the parties hereto at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with any of the terms herein at any time. The failure of either party hereto to enforce, or the delay by either party hereto in enforcing, any or all of its rights under this Agreement shall not be deemed as constituting a waiver or a modification thereof, and either party hereto may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights. Except as expressly provided in this Agreement, no individual or entity other than Dwango and Playboy.com shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

16.6  Headings; Counterparts. The headings used herein are for convenience only and shall not be deemed to define, limit or construe the contents of any provision of this Agreement. The wording of this Agreement will be deemed to be the wording chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any such party. This Agreement may be executed in separate counterparts, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

16.7  Force Majeure. Except for payment obligations, neither party to this Agreement shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control, including but not limited to: fire, act of nature, or embargo, riot, or the intervention of any government authority, provided that as soon as reasonably practicable prior to any such circumstance, and in any event promptly thereafter, the affected party (i) has so notified the other in writing; (ii) takes reasonable measures to avoid or limit the effect or duration of such circumstances; and (iii) cooperates with the other party to reasonably alter its obligations hereunder and/or resume performance under this Agreement as soon as reasonably practicable. In the event that any such failure or delay persists for at least ninety (90) days, or in the event that performance becomes illegal or technically impossible, then either party may terminate this Agreement upon written notice to the other.

IN WITNESS WHEREOF, the parties hereto, intending this Agreement to be effective as of the Effective Date, have caused this Agreement to be executed by their respective duly authorized officers.

PLAYBOY.COM, INC.	DWANGO NORTH AMERICA CORP.
By: /s/ Randy Nicolau	By: /s/ Alexander U. Conrad

Name: Randy Nicolau	Name: Alexander U. Conrad

Title: President	Title: President, COO

EXHIBIT A

PLAYBOY.COM PROPERTIES

PLAYBOY

PLAYMATE

RABBIT HEAD DESIGN

EXHIBIT B

GUIDELINES

I.  PURPOSE OF GUIDELINES GENERALLY

The purpose of these Guidelines is to help ensure, among other things, that (i) the service operated by you (the “Licensee”) that is the subject of the attached Agreement (the “Service”) meets the standards of excellence in content, graphic appeal and other qualities that the Playboy organization seeks to maintain and which are generally found on the existing Playboy-branded websites, including, but not limited to: www.playboy.com, www.cyber.playboy.com, www.playboystore.com, (collectively, the “Existing Playboy Sites”); (ii) the Playboy.com Properties are associated only with material of the type and quality generally associated therewith; (iii) the validity and effectiveness of the Playboy.com Properties and the Playboy Content and the rights and value therein are fully protected; (iv) Licensee conducts its activity, both relating to the Service and otherwise, in a way that does not jeopardize the Playboy.com Properties or the reputation and image of any Playboy entity or activity; and (v) the advertising found on the Service is consistent with the advertising found on the Existing Playboy Sites.

These Guidelines are subject to modification and amendment from time to time in the reasonable, good faith discretion of Playboy.com effective upon five (5) business days written notice to Licensee. These Guidelines are in addition to, and not in substitution for or displacement of, any other requirements or restrictions on the use of Playboy.com Properties and Playboy Content.

II.  CONTENT & TRADEMARK GUIDELINES

A.
Prohibited Content. Except as specifically approved by Playboy.com in writing in advance of presentation, the Service shall not publicly present, and the Playboy.com Properties and the Distributed Content shall not be used in conjunction with, or linked to, content of the following types or nature or describing or portraying any of the following:

1.	Violence;
2.	Rape (including, but not limited to, “implicit” or “consenting” rape);
3.	Incest;
4.	Sadism;
5.	Bondage;
6.	Child pornography;
7.	Extreme sexual explicitness;
8.	Graphic close-ups of genitals;
9.	Actual sexually explicit conduct (no sexual intercourse, etc.);
10.	Any material that is racially or ethnically offensive, including but not limited to, Nazi or anti-Semitic literature or paraphernalia; or
11.	Any content or interactivity, the presentation of which would be obscene, illegal or actionable under applicable laws.

B.
Use of Playboy.com Properties. Each specific use by Licensee of the Playboy.com Properties must be either: (i) specifically approved by Playboy.com in advance in writing; or (ii) in strict compliance with these Guidelines.

C.
Modification of Playboy.com Properties. Licensee may modify or alter the Playboy.com Properties or combine the Playboy.com Properties with any other words or symbols only if, and to the extent that Playboy.com shall have authorized such modification or alteration or combination specifically in advance, in writing.

D.
Playboy.com Take-Down Rights. Despite conformity to these Guidelines and/or prior written approval by Playboy.com, Playboy.com shall be entitled to review all uses of the Playboy.com Properties and all uses of the Distributed Content at any time and in its sole discretion. Playboy.com shall be entitled to require alteration or termination of any specific use if it determines in its reasonable and good faith discretion that such action is necessary or appropriate. Licensee shall promptly comply with any such demand by Playboy.com to alter or terminate any use of the Playboy.com Properties or Distributed Content. Nothing in this Section shall create any obligation on the part of Playboy.com to identify or prevent improper uses of material or inclusion of improper material on the Service, nor shall Playboy.com or its affiliates have any liability for nonfeasance, negligence, or other conduct in such reviews or for failing to conduct any such reviews.

E.
Proper Attribution. Licensee shall display symbols and notices clearly and sufficiently indicating the trademark or copyright status and ownership of the Playboy.com Properties in accordance with applicable trademark and copyright law and practice.

F.
No Use on Other Sites. Except as expressly permitted hereunder, Licensee shall not use any of the Playboy.com Properties on or in connection with, or to permit or facilitate any presentation or promotion of, any website(s), media or service(s) other than the Service.

G.	Goodwill Associated with the Marks. All goodwill associated with the Playboy.com Properties shall belong to, and shall inure to the benefit of, PEII.

III.  PROMOTION AND PUBLIC RELATIONS GUIDELINES

The “Playboy” image has attained its present level of public respect and recognition through the employment of good taste. Good taste involves a strong element of sophistication. To preserve the “Playboy” image and the good taste and sophistication of the material presented on the Service:

A.	Licensee shall not commit any act that in any way detrimentally affects any Trademark, any Playboy Content, the Service, Playboy.com or any other Playboy.com affiliate.

B.	Playboy.com shall have sole reasonable discretion as to what is deemed an acceptable promotional activity.

C.
No promotions shall be conducted that would involve the association of the Service, the Playboy.com Properties, the Playboy Content, the name “Playboy,” or the promotion itself with any of the following:

1.	Violence;
2.	Rape (including, but not limited to, “implicit” or “consenting” rape);
3.	Incest;
4.	Sadism;
5.	Bondage;
6.	Child pornography;
7.	Extreme sexual explicitness;
8.	Graphic close-ups of genitals; or
9.	Actual sexually explicit conduct (no sexual intercourse, etc.);
10.	Firearms and other weapons (except weapons used for hunting);
11.	Sexual aids and devices, including, but not limited to, dildos and vibrators (but excluding promotion of condoms);
12.
Explicit sexual material, including, but not limited to, X-rated videos, sexually oriented telephone services, explicit sex books, X-rated clothing, massage parlors, and sex clubs (except such products, if any, as may be licensed by Playboy.com);

13.	Drugs or drug paraphernalia;
14.	Competitors of Playboy.com, Licensee, any affiliate of Playboy.com, the Service, or the Existing Playboy Sites;
15.	Penthouse, Hustler, or any similar publications, or Penthouse.com and Hustler.com, and other similar websites; or
16.	Any material that is racially or ethnically offensive, including but not limited to, Nazi or anti-Semitic statements or paraphernalia.

IV.  GUIDELINES RELATING TO URLs

Where applicable to the Service being provided, Licensee may use URLs including or based on the URLs licensed under the Agreement and including other letters, numbers, or symbols only to the extent such modifications designate, or operate to allow access to, interior pages of the Service or as a designation of a “subdirectory” to identify particular pages or other locations within the Service, and shall in no way alter the domain name. Such additional locators must be either in a non-semantic form (i.e., either symbols or numbers), or, to the extent they are in a semantic form, shall be a general description of the content of such page (e.g. “story” or “picture”). No such modifications to the URL may suggest Content that would violate the requirements of these Guidelines or of the Agreement, nor shall any of them tarnish or otherwise dilute the brand “Playboy” or any of the Playboy.com Properties.

V.  ENFORCEMENT OF PLAYBOY.COM INTELLECTUAL PROPERTY RIGHTS

If Licensee becomes aware of any infringement of Playboy.com’s or its licensors’ rights with respect to any of the Playboy.com Properties or Distributed Content, Licensee shall promptly notify Playboy.com of such infringement. In the event of such infringement, Playboy.com or an affiliate designated by Playboy.com shall have the right (but not the obligation) to bring one or more actions, at its sole expense, against the infringer and Licensee shall cooperate at Playboy.com’s or such affiliate’s reasonable request and expense.

EXHIBIT C

FORM OF LETTER OF CREDIT

DATE: XXXXXXXXXXX

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER: XXXXXXXXXXX

ADVISING/CONFIRMING BANK
BANK OF AMERICA, N.A.
231 S. LASALLE STREET
MAIL CODE: IL1-231-17-00
CHICAGO, ILLINOIS 60697 U.S.A.
SWIFT: BOFAUS44

BENEFICIARY	APPLICANT
PLAYBOY.COM, INC.	XXXXXXXXXXXXXXX
680 N. LAKE SHORE DRIVE	XXXXXXXXXXXXXXX
CHICAGO, ILLINOIS 60611 U.S.A.	XXXXXXXXXXXXXXX
ATTN: PATTI FRIEDMAN	XXXXXXXXXXXXXXX
PHONE: (312) 373-2186	XXXXXXXXXXXXXXX

I.            AMOUNT

NOT EXCEEDING USD XXXXXXX
NOT EXCEEDING XXXX AND 00/100’S US DOLLARS

II.           EXPIRATION

XXXXXXXXXXXXXXX AT THE COUNTERS OF THE CONFIRMING BANK

WE, [ISSUING BANK], HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER XXXXXXXX WHICH IS AVAILABLE WITH BANK OF AMERICA, N.A., CHICAGO, ILLINOIS BY SIGHT PAYMENT(S) AGAINST PRESENTATION OF THE FOLLOWING DOCUMENTS:

1.	THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENTS THERETO, IF ANY.

2.	DRAFT(S) “AT SIGHT” DRAWN ON BANK OF AMERICA, N.A., CHICAGO, ILLINOIS, BEARING THE CLAUSE:

“DRAWN UNDER [ISSUING BANK] LETTER OF CREDIT NUMBER XXXXXXXX AND BANK OF AMERICA, N.A., CHICAGO, ILLINOIS CONFIRMATION REFERENCE NUMBER XXXXXXXX.”

3.	BENEFICIARY’S SIGNED STATEMENT CERTIFYING:

“AMOUNTS DUE AND OWING ________________ ARE PAST DUE AND REMAIN UNPAID AS OF THE DATE OF THIS DRAW PURSUANT TO AGREEMENT DATED ____________ FOR/COVERING ____________________.”

-OR-

“WE HEREBY DEMAND PAYMENT OF USD ______________ AS WE HAVE RECEIVED NOTICE OF NON-RENEWAL FOR THIS STANDBY LETTER OF CREDIT AND APPLICANT’S OBLIGATIONS TO US REMAIN OUTSTANDING.”

-OR-

“WE HEREBY DEMAND PAYMENT OF USD _______________ AS WE HAVE RECEIVED CONFIRMING BANK’S NOTICE OF NON-RENEWAL OF THEIR CONFIRMATION UNDER THIS STANDBY LETTER OF CREDIT AND APPLICANT’S OBLIGATIONS TO US REMAIN OUTSTANDING.”

PARTIAL DRAWINGS ARE PERMITTED.

ALL DOCUMENTS ARE TO BE MADE OUT IN THE ENGLISH LANGUAGE.

ALL BANKING COMMISSION AND CHARGES INCLUDING CONFIRMATION CHARGES AND RELATED COMMUNICATION CHARGES ISSUED AT THE REQUEST OF THE BENEFICIARY ARE FOR THE ACCOUNT OF THE APPLICANT.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT WILL BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ADDITIONAL PERIODS OF ONE YEAR FROM THE CURRENT OR ANY FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE CURRENT EXPIRATION DATE, BANK OF AMERICA, N.A., AS THE ADVISING/CONFIRMING BANK SHALL GIVE WRITTEN NOTICE TO BENEFICIARY BY CERTIFIED MAIL OR COURIER THAT WE ELECT NOT TO RENEW THIS STANDBY LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD.

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), THE INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500.

BANK TO BANK INSTRUCTIONS:

1)	PLEASE ADD YOUR CONFIRMATION TO THIS CREDIT AND ADVISE BENEFICIARY ACCORDINGLY.

2)
“YOU MAY DEBIT OUR USD ACCOUNT NUMBER ___________ WITH BANK OF AMERICA, N.A. (SPECIFY BRANCH) FOR YOUR FEES. FOR DRAWING REIMBURSEMENT, YOU MAY DEBIT THE ACCOUNT TWO (2) BUSINESS DAYS AFTER YOUR NOTIFICATION TO US VIA AUTHENTICATED SWIFT OR TESTED TELEX THAT DOCUMENTS WERE RECEIVED IN ORDER.”

-OR-

“WE WILL REIMBURSE YOU PER YOUR INSTRUCTIONS FOR YOUR FEES AND/OR DRAWING(S) REIMBURSEMENT WITHIN TWO BUSINESS DAYS OF OUR RECEIPT OF YOUR AUTHENTICATED SWIFT/TELEX REQUESTING FEE PAYMENT OR CERTIFYING DOCUMENTS IN ORDER.”

3)
WE HEREBY UNDERTAKE TO NOTIFY BANK OF AMERICA, N.A., CHICAGO, ILLINOIS VIA AUTHENTICATED SWIFT, TESTED TELEX, OR COURIER AT LEAST NINETY (90) DAYS PRIOR TO THE CURRENT EXPIRY DATE OF OUR ELECTION TO NON-RENEWAL THIS STANDBY LETTER OF CREDIT.